EXHIBIT 10.1

RENASANT CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into by and between Edward Robinson McGraw (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and is intended to amend, restate, and replace, in its entirety, that certain Employment Agreement between The Peoples Holding Company, predecessor to the Company, and Executive, initially effective as of January 1, 2001 (the “Prior Agreement”).

1. Employment And Term:

1.1 Position. The Company shall employ and retain Executive as its President and Chief Executive Officer or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Board of Directors of the Company (the “Board”) and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company. Executive shall report directly to the Board of Directors.

1.2 Concurrent Employment. During the term of this Agreement, Executive and the Company acknowledge that Executive may be concurrently employed by the Company and Renasant Bank and one or more additional subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) 50% or more of the total combined voting power of all classes of stock or other equity interests (an “Affiliate”), and that all of the terms and conditions of this Agreement shall apply to such concurrent employment. Reference to the Company hereunder shall be deemed to include any such concurrent employers, unless the context clearly indicates to the contrary.

1.3 Full Time and Attention. During the term of this Agreement and any extensions or renewals thereof, Executive shall devote his full time, attention and energies to the business of the Company and will not, without the prior written consent of the Board of Directors of the Company, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.

Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his personal assets in businesses which do not compete with the Company, provided that such investment will not require any services on the part of Executive in the operation of the affairs of the businesses in which investments are made and provided further that Executive’s participation in such businesses is solely that of an investor, or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

1.4 Term. Executive’s employment under this Agreement shall commence as of January 1, 2008 (the “Effective Date”), and shall terminate on the first business day following December 31, 2012 (such period referred to as the “Initial Term”). Commencing on January 1, 2011, and on each anniversary of such date (a “Renewal Date”), Executive’s Employment Term shall automatically be extended for an additional one-year period; provided, however, that either party may provide written notice to the other that the Employment Term shall not be extended, such notice to be provided not later than 180 days prior to the applicable Renewal Date and to take effect as of the day immediately preceding such date (the date on which employment hereunder ceases referred to as the “Termination Date”; the period between the Effective Date and the Termination Date referred to herein as the “Employment Term”).

2. Compensation And Benefits:

2.1 Base Compensation. The Company shall pay Executive an annual salary not less than his annual base salary in effect as of the Effective Date, such amount shall be prorated and paid in equal installments in accordance with the Company’s regular payroll practices and policies and shall be subject to applicable withholding and other applicable taxes (Executive’s “Base Compensation”). Executive’s Base Compensation shall be reviewed no less often than annually and may be increased or reduced by the Board or the Compensation Committee thereof, in its sole discretion; provided, however, that Executive’s Base Compensation may not be reduced unless such reduction is part of a reduction in pay uniformly applicable to all officers of the Company.

2.2 Annual Incentive Bonus. In addition to the foregoing, Executive shall be eligible for participation in the Performance Based Rewards Plan or similar bonus arrangement maintained by the Company or an Affiliate or such other bonus or incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (an “Incentive Bonus”).

2.3 Long-Term Incentives. In addition to the foregoing, Executive shall be eligible for participation in the 2001 Long-Term Incentive Compensation Plan maintained by the Company and such other long-term incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (a “Long-Term Incentive”).

2.4 Other Benefit Plans. During the term of this Agreement and in addition to the amounts otherwise provided herein, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company or its Affiliates for the benefit of senior executives or employees, including, without limitation, any nonqualified deferred compensation or similar plan, executive benefit plan, profit sharing, life insurance, and group medical and other welfare benefit plans. Any such benefits shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies, and programs.

2.5 Reimbursement of Expenses. The Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with the Company’s standard policies and annual budget. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies.

2.6 Fringe Benefits. In addition to the foregoing, Executive shall be entitled to the following fringe benefits, which shall not be reduced or adversely modified without notice and Executive’s prior written consent:

a.	Use of a leased or Company-owned motor vehicle, based upon his position and title and reasonably satisfactory to Executive, or a cash payment sufficient to compensate Executive for his ownership or lease of such a vehicle, including the cost of maintenance, insurance, repairs and fuel with respect to any such vehicle. In addition to the principal amount of any such cash payment or the use of any such vehicle, the Company shall pay to Executive an amount sufficient to pay any income and employment taxes due with respect to such cash payment or use.

b.	Reimbursement or payment of expenses for dues and capital assessments for membership in the Tupelo Country Club and for other civic club memberships; provided, that if any bond or capital or similar payment made by the Company is repaid to Executive, Executive shall promptly remit to the Company the amount thereof. Executive shall further be entitled to usage of the Company’s membership in the Old Waverly Golf Club, West Point, Mississippi.

c.	No less than four weeks of vacation each year.

3. Termination:

3.1 Termination Payments to Executive. As set forth more fully in this Section 3, Executive may be paid one or more of the following amounts or property on account of a cessation of employment hereunder:

a.	Executive’s Base Compensation accrued but not yet paid as of his Termination Date.

b.	Executive’s Incentive Bonus due with respect to the fiscal year preceding his Termination Date, if any, to the extent such bonus has not been paid as of such date.

c.	Executive’s Base Compensation payable for the remainder of the Initial Term, or for the remainder of any renewal term, but not less than 200% of such Base Compensation.

d.	Executive’s Incentive Bonus in the target amount for the year in which his Termination Date occurs and, notwithstanding any separate agreement to the contrary, Executive shall vest in the target number of shares of restricted stock awarded to him with respect to the year in which his Termination Date occurs.

e.	If Executive and/or his dependants elect to continue group medical coverage within the meaning of Code Section 4980B(f)(2) with respect to a group health plan sponsored by the Company or an Affiliate (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Sections 125 and 105(h)), the Company shall pay to Executive the amount of the continuation coverage premium for the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to such termination of Executive’s employment for the period such coverage is actually continued in accordance with Code Section 4980B.

f.	Executive’s Incentive Bonus in the target amount for the fiscal year in which his Termination Date occurs and the vesting of the target number of shares of restricted stock awarded to him with respect to the fiscal year in which his Termination Date occurs; provided, however, that such target amount and number of shares shall be prorated to reflect Executive’s actual period of service during such fiscal year.

Except as expressly provided in Section 3.3 hereof, Executive shall be entitled to receive such other compensation or benefits as may be provided under the terms of any separate plan or agreement maintained by the Company or its Affiliates, to the extent such compensation or benefit is not duplicative of the compensation or benefits described above and such other benefits or amounts as may be required by law, including, without limitation, any benefits or coverages available under the Renasant Bank Retiree Medical and Dental Insurance Coverage Policy

3.2 Termination for Death or Disability. If Executive dies or becomes Disabled during the Employment Term, this Agreement and Executive’s employment hereunder shall immediately terminate. In such event, the Company shall pay to Executive (or to his estate) the amounts described in Sections 3.1a, 3.1b and 3.1f hereof. Payment shall be made in the form of a single-sum as soon as practicable after Executive’s death or Disability or as and when such amounts are ascertainable, but not later than March 15th of the calendar year following Executive’s date of death.

For purposes of this Section 3.2, Executive shall be deemed “Disabled” if he is (a) unable to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, or (b) receiving benefits under the Company’s or an Affiliate’s separate long-term disability plan for a period of at least three months as a result of a medically-determinable physical or mental impairment. The Board shall certify whether Executive is Disabled as defined herein.

3.3 Company’s Termination for Cause. This Agreement and Executive’s employment hereunder may be terminated by the Company at any time on account of Cause. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable after such termination.

Notwithstanding any provision of this Agreement or any plan, policy or program or other arrangement to the contrary, if Executive’s employment is terminated for Cause as provided herein:

a.	He shall forfeit any outstanding options as of his Termination Date, whether or not vested;

b.	He shall forfeit any restricted stock or similar award then subject to forfeiture restrictions or holding period limitations; and

c.	He shall forfeit any interest credited to his account or accounts maintained under the Company’s Executive Deferred Compensation Plan or any predecessor or successor thereto in excess of Moody’s Average Corporate Bond Rate, as determined and credited annually under such plan or plans, each granted, awarded or accrued after December 31, 2007. For purposes of this Agreement, “Cause” means that Executive has:

a.	Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

b.	Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of Confidential Information (as defined in Section 5.2) which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

c.	Been indicted for the commission of a felony or a crime involving moral turpitude;

d.	Willfully and substantially refused to perform the essential duties of his position, which has not been cured within 30 days following written notice by the Board;

e.	Committed a material breach of this Agreement, which has not been cured within 30 days following receipt of written notice of the breach from the Board;

f.	Intentionally, recklessly or negligently violated any material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to him; or

g.	Intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision.

No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company (or an Affiliate).

The Board, acting in good faith, may terminate Executive’s employment hereunder on account of Cause or it may separately determine that any termination is on account of Cause. Prior to such determination, however, the Board shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause and any actions necessary or appropriate to cure such determination. Executive shall have the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and, to the extent applicable, shall have a reasonable opportunity to cure any finding of Cause hereunder. Following such presentation, upon Executive’s failure to appear or upon Executive’s failure to cure, as the case may be, the Board, by an affirmative vote of a majority of its members, shall confirm that the actions or inactions of Executive constitute Cause hereunder.

3.4 Executive’s Constructive Termination. Executive may terminate this Agreement and his employment hereunder on account of a Constructive Termination upon 30 days prior written notice to the Board of Directors (or such shorter period as may be agreed upon by the parties hereto). In such event, the Company shall provide to Executive:

a.	The amount described in Section 3.1a hereof, payable as soon as practicable after his Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after such initial payment date.

For purposes of this Agreement, “Constructive Termination” means:

a.	A reduction (other than a reduction in pay uniformly applicable to all officers of the Company) in the amount of Executive’s Base Compensation;

b.	A reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement;

c.	A breach of this Agreement by the Company or its Affiliates;

d.	A requirement by the Company that Executive shall change the location of his primary place of employment to a location more than 30 miles from the Tupelo, Mississippi metropolitan statistical area; or

e.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of Executive.

No event or condition described in this Section 3.4 shall constitute a Constructive Termination unless (a) Executive promptly gives the Company notice of his objection to such event or condition, which notice shall be provided in writing to the Board or its designee, (b) such event or condition is not corrected by the Company promptly after receipt of such notice, but in no event more than 30 days after receipt of notice, and (c) Executive resigns his employment with the Company and all Affiliates not more than 15 days following the expiration of the 30-day period described in subparagraph (b) hereof.

3.5 Termination by the Company, without Cause. The Company may terminate this Agreement and Executive’s employment hereunder, without Cause, upon 90 days prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Board or its designee. In such event, the Company shall provide to Executive:

a.	The amount described in Section 3.1a hereof, payable as soon as practicable following Executive’s Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after the date of such initial payment.

3.6 Termination by Executive. Executive may terminate this Agreement and his employment hereunder, other than on account of Constructive Termination, upon 90 days prior written notice to the Company or such shorter period as may be agreed upon by the Board and Executive. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable following Executive’s Termination Date. No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing such compensation arrangement or benefit or as may be required by law.

3.7 Expiration of Agreement. In the event this Agreement shall expire in accordance with Section 1.4 hereof, the rights and obligations of the parties hereto shall cease, Executive’s employment hereunder shall be terminated, and the Company shall:

a.	Pay to Executive the amount described in Section 3.1a hereof as soon as practicable following Executive’s Termination Date;

b.	Pay to Executive the amount described in 3.1b and, to the extent Executive’s Termination Date hereunder is not the last day of the Company’s fiscal year, the amount and property described Section 3.1f hereof, such amounts and property to be paid on the first business day of the seventh month following Executive’s Termination Date; and

c.	Any options granted to Executive shall vest and be exercisable in accordance with their terms, as if Executive retired as of his Termination Date.

3.8 Return of Property. Upon termination or expiration of this Agreement and the employment of Executive hereunder, for any reason, Executive or his estate shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined in Section 5.3 hereof) that is in the possession or under the control of Executive. Executive shall provide to the Company written certification that he has complied with the provisions of this Section 3.8 not later than ten days after such termination.

4. Change In Control:

4.1 Definitions. The term “Change in Control” shall mean and be deemed to occur upon a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

a.	A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.	A “Change in Effective Control” means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.	A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

d.	A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the company was beneficially owned before such transaction.

The Board of Directors shall promptly certify to Executive whether a Change in Control has occurred hereunder, which certification shall not be unreasonably withheld.

The term “Good Reason,” when used herein, shall mean that in connection with a Change in Control:

a.	Executive’s Base Compensation in effect immediately before such change is reduced;

b.	Executive’s authority, duties or responsibilities are reduced from those contemplated in Section 1.1 hereof or Executive has reasonably determined that, as a result of a change in circumstances that significantly affects his employment with the Company (or an Affiliate), he is unable to exercise the authority, power, duties and responsibilities contemplated in Section 1.1 hereof;

c.	Executive is required to be away from his office in the course of discharging his duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control;

d.	Executive is required to transfer to an office or business location located more than a 30-mile radius from the location he was assigned to prior to the Change in Control;

e.	A material breach of this Agreement by the Company or an Affiliate; or

f.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct which would constitute illegal action or inaction on the part of the Executive.

No event or condition described in this Section 4.1 shall constitute Good Reason unless (a) Executive gives the Company notice of his objection to such event or condition within a reasonable period after Executive learns of such event, which notice may be delivered orally or in writing to the Board, (b) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice, and (c) Executive resigns his employment with the Company (and its Affiliates) not more than 60 days following the expiration of the 30-day period described in subparagraph (b) hereof.

4.2 Termination In Connection With a Change in Control. If Executive’s employment is terminated by the Company, without Cause, or Executive terminates his employment hereunder for Good Reason, either such event occurring at any time within the 24-month period following a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise payable hereunder:

a.	The Company shall pay to Executive the amount described in Section 3.1a in the form of a single-sum not later than three days after Executive’s Termination Date.

b.	The Company shall pay to Executive the amounts described in Section 3.1b and 3.1e in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

c.	The Company shall pay to Executive an amount equal to 2.99 times the aggregate of Executive’s (i) highest annual Base Compensation in effect prior to such change, and (ii) average annual bonus paid with respect to the two whole calendar years preceding such change, such amount to be paid in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

d.	Vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards made to Executive under any Long-Term Incentive or similar arrangement.

e.	Executive shall be entitled to such additional benefits or rights as may be provided in the documents evidencing such plans or the terms of any agreement evidencing such grant or award.

4.3 Excise Tax Payment. If any payment or benefit due to Executive pursuant to this Agreement or any other payment or benefit from the Company or an Affiliate to Executive in connection with a Change in Control is subject to the excise tax imposed under Code Section 4999 or any similar excise or penalty tax payable under any United States federal, state, local or other law, in addition to any amount due hereunder, the Company shall pay an amount to Executive such that, after the payment by Executive of all applicable taxes on such amount, including any interest or penalty taxes thereon, there remains a balance sufficient to pay such excise or penalty tax.

The amount of any payment due hereunder shall be determined by a nationally recognized public accounting firm retained by the Company, reasonably acceptable to Executive, as soon as practicable following Executive’s termination of employment on account of a Change in Control. All fees and expenses of such accounting firm shall be borne by the Company. Executive and the Company shall promptly furnish to such accounting firm such information as may be reasonably required to calculate any amount due hereunder. Such accounting firm shall provide a written determination of any amount due hereunder, together with detailed supporting calculations to the Company and Executive. Payment of any amount due hereunder shall be made promptly by the Company after receipt of determination, but in no event later than December 31st following the year in which Executive remits the amount of any excise tax due with respect to any payment made under Section 4.2 hereof. To the extent payment to Executive is delayed more than 30 days after the Company’s receipt of such determination, payment shall include interest, compounded daily, at the Renasant Bank prime rate of interest or the prime rate of interest of a similar financial institution.

5. Limitations On Activities:

5.1 Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.

5.2 Intellectual Property. The parties hereto agree that the Company owns all Intellectual Property (as defined below) and associated goodwill. Executive agrees to assign, and hereby assigns to the Company, without further consideration or royalty, the ownership of and all rights to such Intellectual Property and associated goodwill. The Company shall possess the right to own, obtain and hold in its name any right, registration, or other protection or recordation associated with such Intellectual Property, and Executive agrees to perform, whether during the Employment Term or thereafter, such actions as may be necessary or desirable to transfer, perfect and defend the Company’s ownership or registration of such property. Notwithstanding the generality of the foregoing, this provision shall not apply to any property for which no equipment, supplies, facilities or information of the Company was used and which was developed entirely during Executive’s own time, unless such property relates to the business of the Company or an Affiliate or results from any work performed by Executive for the Company or an Affiliate.

For purposes of this Agreement, “Intellectual Property” shall mean all inventions, discoveries, creations, improvements, techniques, trade secrets, products (utility or design), works of authorship or any other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, method, plan or strategy concerning the business or interests of the Company and its Affiliates that Executive conceives, develops or delivers, in whole or in part, during the Employment Term.

5.3 Confidential Information. Executive recognizes and acknowledges that during the Employment Term he will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books, records and policies relating to operations, finance, accounting, personnel and management, (b) information related to any business entered into by the Company or an Affiliate, (c) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics, (d) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes, work product, and (e) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts or other accounts relating to consumer products and services (collectively, “Confidential Information”). Executive agrees that he will not at any time, either during the Employment Term or afterwards, make any independent use of, or disclose to any other person or organization any Confidential Information, except as may be expressly authorized by the Company, in the ordinary course of Executive’s employment with the Company and its Affiliates or as may be required by law or legal process.

5.4 Non-Solicitation. Executive agrees that during the two-year period commencing on the Termination Date, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the Company’s detriment:

a.	Solicit, hire or offer to hire or participate in the hiring of any of the Company’s or Affiliate’s officers, employees or agents;

b.	Persuade or attempt to persuade in any manner any officer, employee or agent of the Company or an Affiliate to discontinue any relationship with the Company or an Affiliate; or

c.	Solicit or divert or attempt to solicit or divert any customer or depositor of the Company or an Affiliate.

5.5 Non-Competition. The Executive agrees that he shall not, for a period of two years immediately following the Termination Date, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business in the Restricted Area; provided, however, that in the event of the expiration of this Agreement within the meaning of Section 3.7 hereof, such restriction shall not apply. For purposes of this Section 5.5, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage, or insurance agency or brokerage. The term “Restricted Area” shall mean within the 100-mile radius of any geographic location in which the Company or an Affiliate has an office on the Termination Date.

5.6 Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates or which adversely affects (or may reasonably adversely affect) the best interests (economic or otherwise) of the Company or an Affiliate, except as may be required by law or legal process.

The Company agrees that, whether during the Employment Term or thereafter, it shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning Executive, except as may be required by law or legal process.

5.7 Reformation. The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.

5.8 Remedies. In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due to Executive or his dependents under Sections 3 and 4 hereof may be suspended, canceled, or forfeited, in the sole discretion of the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.

6. Miscellaneous:

6.1 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.2 Enforcement of This Agreement. In addition to the Company’s equitable remedies provided under Section 5.8 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and biding upon the Executive and the Company. Except as provided in Section 6.3 hereof, each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Tupelo, Mississippi.

6.3 Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company that were required prior to the occurrence of a Change in Control, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by, and be the obligation of, the Company.

After a Change in Control has occurred, Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise. Accordingly, if following a Change in Control, the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny or to recover from Executive the benefits provided or intended to be provided under this Agreement, Executive shall be entitled to retain counsel of Executive’s choice, at the expense of the Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation, the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.

In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

6.4 No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

6.5 Assistance with Litigation. For a period of two years after the Termination Date, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company (or an Affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.

6.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. Executive acknowledges that this Agreement replaces in their entirety any prior agreements between Executive and the Company or its Affiliates concerning the subject covered by this Agreement, including the Prior Agreement.

6.8 Amendments. Except as provided in Section 5.7 hereof, this Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto. Notwithstanding the foregoing, the Company may amend this Agreement to the extent it deems necessary or appropriate to ensure that any payment hereunder shall not be subject to income inclusion under Section 409A of the Internal Revenue Code of 1986, as amended, prior to the date on which such amount is otherwise payable hereunder, including without limitation the delay of any payment on account of Executive’s status as a “specified employee” within the meaning of Code Section 409A. The company shall promptly provide to Executive written notice of any such amendment.

6.9 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

6.10 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	Edward Robinson McGraw
969 Parc Monceau Drive
Tupelo, MS 38804

If to the Company:	Renasant Corporation
209 Troy Street
Tupelo, MS 38802
Attention: Chairman, Larry Young

or to such other addresses as a party may designate by notice to the other party.

6.11 Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Company.

This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive shall be paid to his surviving spouse or estate after his death.

6.12 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.13 Withholding. The Company or an Affiliate may withhold from any payment hereunder any federal, state or local taxes required to be withheld.

6.14 Survival. Notwithstanding anything herein to the contrary, the rights and obligations of the Company and its Affiliates and Executive under Sections 3, 4, 5 and 6 hereof shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or the termination of Executive’s employment hereunder for any reason.

6.15 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

This Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Renasant Corporation		Executive

By:	/s/ J. Larry Young		/s/ E. Robinson McGraw
Its:	Vice Chairman of Board of Directors	Date:	January 2, 2008
Date:	January 2, 2008

Renasant Bank, Concurrent Employer

By:	/s/ J. Larry Young
Its:	Vice Chairman of Board of Directors
Date:	January 2, 2008